CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm as the auditor to the predecessor fund under the caption “Financial Highlights” in the Prospectuses of Invesco Van Kampen International Advantage Fund and Invesco Van Kampen International Growth and as the predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information of AIM Investment Funds (Invesco Investment Funds) in this Post-Effective Amendment No. 106 to the Registration Statement (Form N-1A No. 033-19338) of AIM Investment Funds (Invesco Investment Funds).
ERNST & YOUNG LLP
Chicago, Illinois
December 16, 2010